Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Evolving Systems, Inc. on Form S-3 of our report dated March 17, 2021, with respect to our audits of the consolidated financial statements of Evolving Systems, Inc. as of December 31, 2020 and 2019 and for the years ended December 31, 2020 and 2019 appearing in the Annual Report on Form 10-K of Evolving Systems, Inc. for the year ended December 31, 2020. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

Philadelphia, Pennsylvania

March 25, 2021